Exhibit T3A.2

NOTARIS Mr. M.L. ALEXANDER

CURAÇAO (N.A.)

TRUE COPY

On this twenty-first day of January of the year two thousand and eight appeared before me, Natasja Michaela Alexander, LL.M., a deputy notary, residing in Curaçao, legally deputizing for Miguel Lionel Alexander, LL.M., a civil law notary, practicing in Curaçao:
Mrs. JACQUELINE FRANCISCA BRUYNING, an executive secretary, residing in Curaçao, with office address 2 Gaitoweg, employed at the office of Alexander & Simon, Civil Law Notaries in Curaçao, born in Curaçao, on June fourth, nineteen hundred and fifty, who stated to be acting for the purposes of this instrument as an authorized agent in writing of the limited liability company “Curaçao Corporation Company N.V.”, domiciled in Curaiçao, Netherlands Antilles with office address 44 Schottegatweg Oost, Curaçao, Netherlands Antilles. This mandate is evidenced by a private power of attorney, which will be attached to this original instrument. The appearer, acting as aforesaid, stated that an extraordinary meeting of shareholders was held on the seventeenth day of January of the year two thousand and eight by the shareholders of “CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.”, a corporation with statutory seat in Curaçao, with office address 44 Schottegatweg Oost, Curaçao, Netherlands Antilles, that the entire nominal capital was represented at the said meeting, that a resolution had been unanimously adopted at the meeting to amend the articles of association of that corporation as will be set forth hereunder, and that “Curaçao Corporation Company N.V.”, aforementioned, had furthermore been authorized at that meeting to have the -instrument of amendment of the articles of association — ‘.executed and to set its hand to such instrument. The existence of aforementioned mandates has been sufficiently evidenced to me, the deputy notary. The business transacted at the aforementioned meeting is on record in the minutes, a copy of which will be attached to the single original hereof.
Acting on the strength of the aforementioned authorization the appearer subsequently stated to amend the articles of association of “CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.”, aforementioned in their entirety, as follows:

NAME AND SEAT
Article 1

1. The corporation shall be named:
“CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.”
In its foreign business transactions it may, instead of using the abbreviation “N.V.”, use the abbreviation “INC” in English and the abbreviation “S.A.” in Spanish and French in its name.

2. The corporation is domiciled in Curaçao and may have branches and/or affiliate offices elsewhere

PURPOSE
Article 2

1. The purpose of the corporation shall be:
a.           to invest its resources in securities such as shares and other certificates of participation, in bonds and other interest-bearing claims for debts under whatever name and in whatever form, to borrow money and to issue certificates of indebtedness therefor, as well as to lend money and to provide security in any form for the benefit of the corporation as well as for the benefit of third — parties;
b.           to acquire:
( i) returns, resulting from the alienation or granting of the right to make use of copyrights, patents, models, secret processes or formulas, trade marks and other such things;
( ii) royalties, including rents with regard to films or the use of industrial, commercial or scientific installations and with regard to the exploitation of any mine or quarry or any other natural resources and other immovables;
(iii) remuneration for the rendering of technical assistance;
c. to acquire, possess, alienate, manage and develop real estate and/or any right to or interest in real estate, and to participate in any other enterprise or corporation with similar or related objects;
d. to lease, mortgage or in general to encumber real estate and any right thereto or interest therein;
e. to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises; and
f. to participate in and to manage enterprises and corporations.
2. The corporation is authorized to perform everything requisite or profitable to the accomplishment of its purpose or incidental thereto or connected therewith in the widest sense of the word.

DURATION
Article 3

The corporation has been established for an indefinite period of time.

CAPITAL AND SHARES
Article 4

1. The corporation has one or more issued shares, each with a nominal value of one hundred United States Dollars (US$.100.00).
2. Sub-shares may be issued.

3. The shares shall be issued by the board of managing directors. Only the issue of registered (sub-) shares is permitted.
4 . The board of managing directors shall determine the time and rate of the issue -provided not below par- as well as the time for payment of calls.
5. In subsequent issues of shares and on disposal by the corporation of any shares it acquired in its own capital, the existing shareholders shall have preference to acquire such shares, in proportion to their existing. shareholding when the stock is made available, unless the general shareholders’ meeting, further: the general meeting, should decide otherwise.

REPURCHASE AND CANCELLATION OF SHARES
Article 5

1. The board of managing directors is authorized to have the corporation acquire for its own account shares in its own capital, provided that:
a. at least one share continues to be held by third parties, not by the corporation itself; and
b. as a consequence of payment of the purchase price of the relevant shares, the equity of the corporation remains at least equal to the nominal capital.
2. No voting rights, nor preference on whatever account shall be derived from the shares held by the corporation in its own capital; nor shall any distribution of profits or of a surplus balance after liquidation of the corporation be made on such shares. Said shares shall be disregarded for determining a quorum at any meeting.
3. The corporation is authorized to proceed to cancellation of the shares held by the corporation in its own capital, subject to a resolution to that effect from the board of managing directors.
4. The general meeting may decide on whole or partial repayment or dispensation of an additional payment obligation as mentioned in article 2:107, paragraph 4 of the Civil Code, provided that the equity of the corporation remains at least equal to the nominal capital at the time of the repayment or dispensation of additional payment and does not become less than the nominal capital of the corporation by the repayment or dispensation of additional payment.

SHARE CERTIFICATES AND SHARE REGISTER
Article 6

1. With due observance of the provision in article 4, paragraph 3, the shares shall be registered shares, and they shall be consecutively numbered from 1 up.
2. Share certificates may be issued for the shares at the request of the shareholder.

All expenses for the issue of share certificates shall be for the account of the shareholder concerned.
3. Share certificates may be issued for several shares  jointly at the request of the shareholder. The holder of such a share certificate is entitled at all times to request its conversion into a share certificate representing a different number of shares.
4. Share certificates shall be signed by a managing director or by a person designated for that purpose by the board of managing directors.
5. At the discretion of the board of managing directors each share certificate may be provided with a set of dividend coupons and a talon entitling the holder to obtain a new set of dividend coupons. The dividend coupons and the talon shall bear the same serial number as the share certificate to which they belong. If dividend coupons have been issued, payment of dividends shall be effected against surrender of a dividend coupon, which shall then release the corporation from any liability in this respect.

Article 7

1. If a person has proved to the satisfaction of the board of managing directors that a share certificate, dividend coupon or talon belonging to him, has been lost or mislaid, a duplicate of such document may be issued at the request of the shareholder concerned or the rightful claimants to his estate, subject to such terms and guarantees as shall be determined by the board of managing directors.
2. Upon issue of the new share certificates, dividend coupons or talons, which shall bear an endorsement to the effect that they are duplicates, their originals shall become null and void.
3. Damaged share certificates, dividend coupons or talons may be replaced by new ones by the board of managing directors.
4. The damaged documents thus surrendered, shall immediately be destroyed by the board of managing directors. All expenses related to the issue of duplicates or new documents, shall be charged to the applicant and shall be paid by him in advance, if so required.

Article 8

1. The shares shall be entered in a register, which shall be maintained by the board of managing directors or by a Person designated for that purpose by the board of managing directors. The register shall state the names and addresses of all the shareholders, stating the voting rights conferred by same, the amount paid up, or reflected on same as having been paid up, an obligation of additional payment, if any, the date of acquisition and whether or not a share certificate has been issued. Annotations shall also be made of establishment or transfer of a right of usufruct on the shares, or a pledge, as well as the coincident transfer of voting rights.

2. The entries in the register shall be signed by a managing director or by a person designated for that purpose by the board of managing directors.
3. The transfer of shares shall be effected, either by serving an instrument of transfer upon the corporation, or by written acknowledgement of the transfer by the corporation.
4. Written acknowledgement of the transfer shall be effected by a signed annotation on the deed of transfer or by a written statement to the transferee. If a share certificate has been issued, the acknowledgement shall be stated by an endorsement on the respective share certificate, signed by the parties to the transfer.

SHARE TRANSFER RESTRICTION
Article 9

1. Unless all shareholders concerned give their written approval, shares may only be transferred with due observance of the following provisions:
2. If a shareholder wishes to alienate one or more of his shares to others than the corporation, he shall first offer them to his fellow-shareholders and he shall so notify the board of managing directors by registered letter, stating exactly the serial numbers of the shares, the price at which he wishes to sell the shares and the person or persons to whom he wishes to transfer the shares.
3. Within-fourteen days after receipt of the registered letter the board of. managing directors shall notify the other shareholders of its contents.
4. Within one month following such notice each shareholder may inform the board of managing directors that he desires to purchase one or more of the shares offered at the price asked therefor or that he wishes the value of the shares to be estimated by experts.
5. In the first case, if no appraisal has been requested by any shareholder and unless the offering shareholder then withdraws his offer within one month after he was informed of the number of shares allotted to each prospective buyer and the corresponding price with respect to all the shares offered, the offerer shall be under an obligation to transfer the shares to the shareholders who wish to buy his shares, against cash payment or the price asked, provided all the shares offered are purchased.

6. When appraisal is desired by one or more shareholders they shall appoint three experts in mutual agreement with the offerer, each of the parties appointing one expert, the third being appointed by the other two jointly.
7. Within one month after the shareholders have been notified of the value thus appraised, each of them may  inform the board of managing directors of his intention to purchase one or more of the shares offered, at the appraised value or at the price originally asked, in which case the offerer - unless the appraised value is lower than the price originally asked and/or the offering shareholder withdraws his offer within one month after he was informed of the number of shares allotted to each prospective buyer and the corresponding price with respect to all the shares offered, the offering shareholder is under an obligation to sell such shares to the shareholders concerned, against cash payment and at the value or price selected by the lastmentioned shareholders, provided all the shares offered are purchased.
8. If several shareholders state that they are interested in purchasing as stipulated hereinbefore, the shares shall be allotted by the board of managing directors in proportion to each shareholders’ holdings whenever possible. If and to the extent such allotment cannot be made on that basis, it shall be determined by lot.
9. If the shareholders have failed to exercise their right to purchase within the period of time provided, to the extent that all of the shares offered are purchased either with or without appraisal, the offerer shall be free during a six months’ period to sell his shares to the persons mentioned by him, at the price asked by him or at the price appraised (not at a lower price, however), unless the corporation itself decides to purchase the shares offered, with or without appraisal.
10. When by any other act than by conveyance inter vivos a share shall pass to the ownership of one or more persons entitled to it (for instance, through the death of a shareholder or by the division of community property) and the new acquirer is not the widow or widower of a shareholder, or is not as a lineal descendant a lawful relative of a shareholder, the new acquirer shall within six months inform the board of managing directors of the acquisition and offer to dispose of the shares as contemplated by this article and the stipulations of this article shall apply accordingly whenever possible.
However, if the shareholders fail to exercise their right to purchase to the extent that all the shares offered are purchased, the offerer shall be entitled to keep the shares, unless the corporation should decide to buy the shares itself, with or without appraisal. The offerer is not entitled to abandon the transfer if the appraised value is lower than the price at which the shares are offered.

An obligation to offer as contemplated by this paragraph shall also exist in case of bankruptcy of a shareholder or if he files a petition for an official moratorium, if his shares are attached or if he otherwise loses control of his property.
11. If a shareholder, who pursuant to the preceding paragraph of this article is obligated to offer his shares, has not within one (1) month after the lapse of the aforementioned term of six (6) months offered his shares for transfer in the way described herein before, the corporation or a co-shareholder shall be authorized to make an unconditional, irrevocable offer in writing to the said person to acquire the shares concerned for payment in cash. With the acceptance of this offer the price of the shares shall be determined by one or more experts to be appointed by the Judge upon request of any interested party, the costs of said determination shall be chargeable to the person(s) who have offered to purchase the shares. If the offer is refused or is not accepted within the term as stated in the offer, which term shall be at least four (4) weeks, the corporation and the shareholders are authorized to enforce compliance.
12. If a shareholder - due to the provisions of the law is obliged to transfer his share(s) to a former shareholder, this provision shall not be applicable.

MANAGEMENT
Article 10

1. The corporation shall be managed by a board of managing directors, consisting of one or more managing directors A and one or more managing directors B. Legal entities may also be appointed managing directors
2. The managing directors shall be appointed by the general meeting and may at any time be suspended or removed from office by said meeting. The board of managing directors is authorized to grant personal titles such as president, vice-president, treasurer and secretary to the managing directors.
3. The corporation shall be represented by a managing director A acting severally or by a managing director B acting jointly with a managing director A or with another managing director B, also in the event of a conflict of interests between the corporation and one or more managing directors, shareholders and supervisory directors, if any, either in a private capacity or qualitate qua. Without detriment to the provision stated in the preceding sentence, the general meeting is at all times authorized to designate one or more persons as special representative of the corporation, either incidentally or for a definite period, in the event of a conflict of interest between the corporation and a managing director, shareholder, or a supervisory director, if any.

4. The board of managing directors has the power, without limiting its own responsibility, to appoint attorneys-in-fact, to determine their powers and the manner in which they are to represent the corporation and to sign on its behalf.

5. When all managing directors A and/or all managing directors B are absent or otherwise precluded from acting, the corporation shall be managed temporarily by the person appointed for that purpose by the general meeting of shareholders together with the managing directors still in office, if any.

The person thus appointed shall convoke a general shareholders’ meeting as soon as possible in order to provide for a definitive management.
As long as this has not been accomplished, the acts of management of the person thus appointed, shall be limited to those that cannot be delayed.
6. Meetings of the board of managing directors shall be held within or outside the Netherlands Antilles, as the majority of its members may from time to time determine.

7. Managing directors may participate in a meeting of the board of managing directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

8. Any managing director may be represented at any meeting of the board of managing directors by another managing director, who may vote as his proxy at such meeting.

9. Any managing director may waive notice of any meeting of the board of managing directors by a writing signed by him or his representative, either before, after or at the meeting. Each managing director present at the meeting in person or by proxy shall be deemed to have waived notice of the meeting.

10. Unless otherwise provided in these articles of association the absolute majority of managing directors present in person or by proxy shall constitute a quorum for the adoption of resolutions by the board of managing directors.

11. Unless otherwise provided for in these articles of association all resolutions to be adopted at the meeting of the board of managing directors shall be adopted by absolute majority of the votes cast. In the event of an equality of votes the chairman of the meeting shall have the deciding vote.

12. A written resolution signed by all managing directors without a meeting shall have the same effect as a resolution validly adopted at a meeting of the board of managing directors duly called and held.

13. Minutes shall be kept of all meetings of the board of managing directors, and shall be signed by the secretary and the chairman of the meeting or another person therein authorized by the board of managing directors

14. Any resolution by the board of managing directors may be evidenced to third parties by a written statement signed by one managing director.

OBLIGATIONS OF THE BOARD OF MANAGING DIRECTORS Article 11

The board of managing directors is under obligation to conduct administrative procedures to record the financial position of the corporation and its operational activities, in accordance with the requirements incidental to such activities, and to maintain the books, ledgers and other data bases pertaining thereto in such a manner as to ensure that the rights and obligations of the corporation may at any time be ascertained from same.

Each managing director is entitled to access to the administration and to the books, ledgers and other data bases pertaining thereto.

MANAGEMENT LIABILITY Article 12

1. Each managing director is under the obligation towards the corporation to appropriately perform the tasks within his scope of responsibility.

2. Within the scope of responsibility of any managing director are implied all tasks and duties of management, which have not specifically been entrusted to one or more other managing directors pursuant to or by virtue of the articles of incorporation.

3. Each managing director is nevertheless responsible for the general course of the affairs of the corporation and is under the obligation to make efforts to the best of his ability to avoid any injurious act which might cause financial injury, regardless whether such act is to be considered within his scope of responsibility. The managing directors to whom certain tasks have been specifically allocated pursuant to paragraph 2 of this article, shall keep the other managing directors informed about the status of such matters in such area.

4. The liability regarding the provisions stated in the preceding paragraphs is imposed severally on all the managing directors involved. Not held liable shall be the managing director, however, who is able to prove that the matter, also in view of his scope of responsibility and the period of his employment, was not imputable to him and that he was not negligent in taking the necessary measures to avoid the consequences.

5. If, in the event of bankruptcy of the corporation, the curator should submit a claim pursuant to this article, no managing director shall be entitled to being held harmless on the ground of an acquittal and discharge granted by the corporation in whichever form or manner. In such event a managing director may not invoke compensation either with any claim he might have on the corporation.

SUPERVISION Article 13

1. The corporation may have a board of supervisory directors, pursuant to a resolution to that effect from the general shareholders’ meeting having been published at the Commercial Register of the Chamber of Commerce of the place where the corporation has its statutory domicile. If the general meeting should wish to rescind the instituted board of supervisory directors, a resolution to that effect from the general meeting should be published at such Commercial Register.

2. Supervisory directors are appointed by the general meeting and may at any time be suspended or removed from office by said meeting. Only natural persons are eligible to be appointed in the capacity of supervisory director.

3. The supervisory board is entrusted with supervision on the management. In the accomplishment of its tasks and duties, the supervisory board shall be oriented to and guided by the interests of the corporation and its attendant business enterprise, if any.

4. The supervisory board has the power to suspend any managing director. The suspension becomes null and void, if the party involved is not dismissed from office within two months after the date of suspension.

5. The board of managing directors shall timely provide the supervisory board and the individual supervisory directors with all the data necessary for the proper execution of their tasks, whenever so required.

6. In order to prove a resolution of the supervisory board towards third parties, the signature of one supervisory board member shall suffice.
7. The provisions of article 12 are similarly applicable to the supervisory directors.

8. Supervisory directors may receive an annual remuneration to be determined by the general meeting, and they are furthermore entitled to reimbursement of the travel, accommodation- and other expenses incurred by them in view of the execution of their tasks and duties on behalf of the corporation, shall be reimbursed to them.

GENERAL SHAREHOLDERS’ MEETING Article 14

1. General shareholders’ meetings shall be held in Curaçao or at any other place to be designated by the board of managing directors.

2. Without prejudice to the provision of article 20, paragraph 1, the annual general shareholders’ meeting shall be held within nine months after the close of the fiscal year of the corporation. In said meeting, inter alia, the following matters shall be dealt with

a. the board of managing directors shall report on the course of business of the corporation and on the management conducted during the past fiscal year.

b. the balance sheet and the profit and loss account shall be confirmed and adopted after having been submitted along with an explanatory memorandum indicating the standards applied in the valuation of the movable and immovable property of the corporation.

Article 15

1. Each managing director and each supervisory director have equal authority to convoke a general shareholders’ meeting. The board of managing directors and the supervisory board are at all times authorized to call the general meeting.

2. Each shareholder may request the board of managing directors, or the supervisory board in writing (hereinafter to be understood by these articles of incorporation: expressed by serving of a summons, by telegram, telex, telefax, e-mail or other data transmitting means of communication) , to call a general meeting, in order to elaborate on and resolve any subject, provided that they have a vested reasonable interest in the matter. If the board of managing directors or the supervisory board should not have complied with such a request within fourteen (14) days after the date on which the request reached the corporation or the corporate body involved, the applicants may proceed to calling the meeting themselves.

3. The meeting shall be convoked in writing and the convening notices shall be sent to the address of the party involved to the extent such address is known to the corporation. If one or more addresses of the registered shareholders are unknown, the convocation shall also be effected by means of an announcement in the official gazette in which notifications from the government are published. The convocation, as well as all the other documentation pertinent thereto, shall also be sent to each managing director and each supervisory director.

4. The term of notification shall be not less than twelve (12) days, not counting the date of the convocation, nor the day of the meeting. The day upon which the convening notices were sent out, shall be considered as the date of the convocation, or if it should be later, the day upon which the announcement was published in the official gazette referred to in the preceding paragraph. The convocation shall state the place of the meeting and the subjects to be dealt with. If a proposal to the effect of an amendment of the articles of incorporation is to be brought before the meeting, the verbal text of the proposal shall be sent, or be made available at the office of the corporation for the inspection of the shareholders. This availability of inspection shall be stated in the announcement referred to in the third paragraph, as the case may be.

5. Proposals to be submitted by shareholders on items to be dealt with at annual meetings as well as at extraordinary meetings of shareholders, shall only be considered if presented to the board of managing directors in writing and in sufficient time to allow them to be announced in the manner stipulated for calling a meeting, with due observance of the notice provided for the call to the meeting.

6. If the prescriptions of these articles of incorporation or of the law pertinent to the convocation of meetings or announcement of subjects to be dealt with, should not, or only partly have been observed, valid resolutions may nevertheless be adopted at a meeting provided that all the shareholders are present or represented at the meeting and such resolutions be adopted unanimously.

If stated in the convening documents, the right to be present at the general meeting and to speak at such meeting, shall only be permitted to the shareholder who informed the board of managing directors of his intention to do so, at least on the third day prior to the meeting.

7. General meetings shall be presided over by a person to be designated for that purpose by the meeting.
8. Shareholders may be represented at the meeting by a proxy issued in writing.

9. All resolutions of the general and extraordinary general shareholders’ meeting shall be adopted by an absolute majority of the votes validly cast, unless otherwise provided by these articles of incorporation.

10. In the event of a tie vote in the general meeting a binding advice shall be rendered by a committee consisting of three experts. The person (s) who voted in favor of the proposal is/are jointly empowered to appointing an expert, and the person (s) who voted against the proposal concerned also jointly have the power to appoint an expert. The thus appointed experts shall jointly designate the third expert in mutual consultation.

If no agreement has been reached regarding the appointment of the last expert by the two first experts, within one month after the date of the general meeting at which there was a tie vote, such expert shall be designated by the Court of First Instance with territorial jurisdiction in Curaçao, at the request of the willing party.

The general meeting shall accept such advice within one week after it has been rendered and shall cast its vote accordingly.

11. When voting on an appointment, the person who has received the absolute majority of the votes cast, shall be considered elected. If no one has secured such a majority, a second ballot shall be taken between the two persons who obtained the largest number of votes. If more than two persons have simultaneously obtained the largest number of votes and the same number of votes then, in deviation of the provisions of paragraph 10 of this article , two of these persons shall be selected by lot and the second ballot shall be taken between these two persons. If the two persons should receive the same number of votes at the second ballot, the matter shall be decided by drawing lots, in deviation of the provisions of paragraph 10 of this article.

Article 16

Each share entitles to cast one vote. Abstentions and invalid votes shall not be counted.

Article 17

1. A person designated by the general meeting shall record the deliberations and the resolutions adopted at such meeting. The minutes shall be signed by the chairman of the meeting.
2. The signed minutes shall be kept in custody by the board of managing directors for the prescribed period stipulated by the law.
3. Each shareholder is entitled to receiving a copy of the minutes.

RESOLUTIONS OF THE SHAREHOLDERS ADOPTED OUTSIDE OF A GENERAL SHAREHOLDERS’ MEETING Article 18

1. A resolution of the general meeting may also be adopted alternatively by casting votes in writing without holding a meeting, provided that all the shareholders have cast their votes. All registered shareholders, managing directors and supervisory directors shall timely receive a notification of the intended manner of voting.

2. The provision of article 17 shall be similarly applicable.

FISCAL YEAR

Article 19

The fiscal year of the corporation coincides with the calendar year.

BALANCE SHEET, PROFIT AND LOSS ACCOUNT Article 20

1. Annually within eight (8) months after the end of the fiscal year, except for an extension of this term by six (6) months at most by the general meeting because of special circumstances, the board of managing directors shall draw up the annual accounts, at least consisting of a balance sheet, a profit and loss account and an explanatory memorandum on these documents.

2. The drafted annual accounts shall be signed by all the managing directors and all the supervisory directors. If the signature of one of them should be lacking, the reason there for shall be communicated.

3. The drafted annual accounts shall be submitted to the general meeting for its confirmation and adoption.

4. The drafted annual accounts shall be made available at the office of the corporation for inspection by the shareholders or their proxies from the date of the summons to the general meeting at which these documents are to be adopted until the close of said meeting.

5. The general meeting has the power to appoint an external expert to regularly supervise the accounting procedures, as well as to render an account to the general meeting on the annual accounts drafted by the board of managing directors.

DISTRIBUTION OF PROFITS Article 21

1. In immediate correlation with the adoption of the annual accounts, the general meeting shall decide on whether or not to distribute or withhold any dividends or make any other distributions from the equity as evidenced by the annual accounts.

2. The board of managing directors is authorized to decide on interim distributions for the account of a current fiscal year or a past fiscal year, of which the annual accounts has not yet been confirmed and adopted.

Article 22

No distributions shall be made to the shareholders if the equity of the corporation should be less than the nominal capital or if the equity of the corporation should thereby become less than the nominal capital of the corporation.

CONVERSION, MERGER AND DEMERGER
Article 23

1. In accordance with the provision of Sections 2 : 300 and the following of the Civil Code, the corporation has the power to be converted into another legal form.

2. In accordance with the provision of Sections 2 : 304 and the following of the Civil Code, the corporation has the power to be converted into a foreign legal entity, provided that as a consequence thereof that the corporation continues its existence in the elected legal form subject to the pertinent foreign law governing such a foreign legal entity.

3. The provision of Section 2: 309 and the following of the Civil Code shall be similarly applicable to a merger, if any, in which the corporation is engaged.
4. The provision of Section 2: 335 and the following of the Civil Code shall be applicable to a demerger, if any, to which the corporation is a party.
5. Resolutions concerning a conversion, a merger or a demerger shall be similarly subject to the provision of article 25, paragraph 1 and 2.

CHANGE OF CORPORATE DOMICILE
Article 24

The general meeting of shareholders as well as the board of managing directors, as far as permitted by the Rijkswet Vrijwillige Zetelverplaatsing Rechtspersonen (Statute for the Voluntary Change of Seat by Legal Persons), each have the right to designate one or more persons authorized to execute a deed of amendment of the articles of association for the purpose of moving the corporate seat to another part of the Kingdom of the Netherlands, and to effect such other changes in the articles of association as permitted by aforesaid Statute, as well as to appoint one or more members of the board of managing directors. With due observance of aforesaid Statute, the general meeting of shareholders and the board of managing directors, respectively, may withdraw such designation at any time.

AMENDMENT OF THE ARTICLES OF INCORPORATION
AND DISSOLUTION OF THE CORPORATION
Article 25

1. Resolutions on amendment of the articles of incorporation or dissolution of the corporation may only be adopted by a majority of at least three/fourths of the votes. cast at a general meeting in which at least three/fourths of the nominal capital is represented.

2. If the capital required is not represented at the meeting, a second meeting shall be called, to be held within two months after the first, at which second meeting valid resolutions may then be adopted on such subjects, by a three/fourths majority of the votes cast, regardless of the capital represented at the second meeting.

3. In the event of dissolution of the corporation the liquidation shall take place subject to such terms and conditions as laid down by the general shareholders’ meeting.

4. If the profit and loss account of the fiscal year ending on the date of the dissolution of the corporation should indicate a profit balance, this balance shall be distributed in accordance with the provision in article 21 of these articles of incorporation.

5. The surplus balance after liquidation shall be distributed to the shareholders in proportion to the amounts paid up on each share.

6. After completion of the liquidation procedure the books and records of the corporation shall be kept in the custody of the person designated for that purpose by the general meeting during the period stipulated by the law. Finally, the appearer, acting as aforementioned, stated: that as per the point of time the amendment of the articles of association becomes effective, the nominal capital amounts to six thousand one hundred United States dollar (US$6,100.00), divided into sixty-one (61) shares, consecutively numbered from 1 up to and including 61; The appearer is known to me, the deputy notary.  In witness whereof   The foregoing has been recorded in a single original executed in Curacao on the date mentioned in the heading hereof. After a summary of the contents hereof was stated to the appearer and she had replied that she had taken notice of the contents hereof and did not deem it necessary for the entire text to be read, the appearer and I, the deputy notary, set our hands hereunto immediately after the reading of the parts required by law to be read out. Signed by: J.F. Bruyning; N.M. Alexander.

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